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                                                                     EXHIBIT 99

                        TXU GAS COMPANY AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

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                                                                            TWELVE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                            --------------------
                                                                              2001        2000
                                                                            -------     -------
                                                                            MILLIONS OF DOLLARS
Operating revenues.....................................................     $ 7,575     $ 5,407
                                                                            -------     -------
Operating expenses
    Energy purchased for resale........................................       7,018       4,860
    Operation and maintenance..........................................         363         344
    Depreciation and other amortization................................          65          61
    Goodwill amortization..............................................          22          21
    Taxes other than income............................................          99          61
                                                                            -------     -------
        Total operating expenses.......................................       7,567       5,347
                                                                            -------     -------

Operating income ......................................................           8          60

Other income (deductions) - net........................................          15          60
                                                                            -------     -------

Income before interest, other charges and income taxes.................          23         120

Interest income........................................................          21           4

Interest expense and other charges.....................................         (91)        (78)
                                                                            -------     -------

Income (loss) before income taxes......................................         (47)         46

Income tax expense (benefit)...........................................          (8)         13
                                                                            -------     -------

Net income (loss)......................................................         (39)         33

Preferred stock dividends..............................................           4           4
                                                                            -------     -------

Net income (loss) applicable to common stock...........................     $   (43)    $    29
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